NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM PROVIDES PRODUCTION AND
CAPITAL BUDGET GUIDANCE FOR 2009

HOUSTON, Texas – February 17, 2009 – Ultra Petroleum Corp. (NYSE: UPL) today reported that the company’s Board of Directors’ approved the 2009 capital budget of $720.0 million. The 2009 capital budget is planned to be allocated as follows:

Wyoming:	$ millions
Development Drilling	$602
Gathering System	30
Wyoming Total	$632
Pennsylvania:
Exploration Drilling	$60
Gathering System	13
Pennsylvania Total	$73
General & Administrative:	$15

Total Capital Budget	$720

Production for 2009 is expected to grow approximately 18 – 22 percent to
172.0 – 177.0 Bcfe as compared to 145.3 Bcfe for 2008. All production growth is generated organically.

2009	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full-Year 2009
Estimated Total Production (Bcfe)	40.0 - 41.0	43.0 – 44.0	45.5 – 47.0	43.5 – 45.0	172.0 – 177.0

“In 2009, we are pursuing a conservative and disciplined capital program that is in keeping with our long-term strategy of balancing growth and profitability. Ultra’s legacy Wyoming assets warrant growth and re-investment throughout the cycle. We own long-term assets, and long-term commodity price assumptions drive value, not near-term commodity price moves. At this time, over 50 percent of our estimated 2009 production is hedged at a realized price of $5.81 per Mcf, which provides comfort that we can execute our 2009 plan without stressing our balance sheet,” commented Michael D. Watford, Chairman, President and Chief Executive Officer.

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2009 Guidance

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”.  The company had 151,232,545 shares outstanding on January 31, 2009.

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). These forward-looking statements regarding this press release include, but are not limited to, opinions, forecasts, and projections, other than statements of historical fact. Although the company believes that these expectations are obtainable based on reasonable assumptions, it can give no assurance that such assumptions will prove to be correct. Important factors that may cause actual results to differ from these forward-looking statements, include, but are not limited to, increased competition; the timing and extent of changes in prices for crude oil and natural gas, particularly in Wyoming; the timing and extent of its success in discovering, developing, producing and estimating reserves; the effects of weather and government regulation; the availability of oil field personnel and services, drilling rigs and other equipment; and other risks detailed in the company’s SEC filings, particularly in its Annual Report on Form 10-K available from Ultra Petroleum Corp. at 363 North Sam Houston Parkway E., Suite 1200, Houston, TX 77060 (Attention: Investor Relations). You can also obtain this information from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com

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2009 Guidance